Auxier Asset Management LLC

Code of Ethics

Policy

Auxier Asset Management LLC (AAM) (“the firm”), as a matter of policy and practice, and consistent with industry best practices and SEC requirements (Investment Advisers Act of 1940, rule 204A-1 and Investment Company Act of 1940, Rule 17j-1) has adopted a written Code of Ethics covering all employees. Our firm’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions.

Standard of Conduct:

We expect that all employees will conduct themselves in accordance with AAM’s fiduciary duty to our advisory clients. Our fiduciary duty includes, but is not limited to, putting client interests first, acting with the utmost good faith, providing full and fair disclosure, not misleading clients and exposing (and avoiding where possible) conflicts of interest.

We expect our employees to protect the confidentiality of client information, AAM’s securities recommendations / investment advice and to comply with securities laws. Employees shall also work to detect and prevent violations of securities laws. Employees are required to promptly report any violation of AAM’s Code of Ethics to the Compliance Officer.

In our provision of Advisory services to clients that are mutual funds, we expect our employees to adhere to standards of conduct as outlined in Rule 17j-1 of the Investment Company Act, which prohibits the following Unlawful Actions by any affiliated person of an investment adviser for a fund “in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.”

Potential for securities law violations and conflicts of interest exist in connection with securities holdings and transactions of employees. Employees are permitted to maintain personal securities accounts, so long as personal investing is consistent with our fiduciary duty to clients and with regulatory requirements. Employees are required to identify personal securities accounts, and to provide account reports (statements and confirms when applicable) as they are generated by the account custodian. Personal securities accounts include those in which the employee has a beneficial interest, or influence (accounts of immediate family or household members).

Personal Securities Transactions

AAM has adopted procedures to implement the firm’s policy on personal securities transactions and monitors and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	AAM requires all employees to submit a holdings report at the time of hiring (within 10 days) and at each calendar year end thereafter. The information must be current as of a date no more than 45 days prior to the date the report was submitted. Each holdings report must contain, at a minimum, the title and type of security, exchange ticker symbol or CUSIP number, number of shares, principal amount of each security in which the employee has any direct or indirect beneficial ownership, the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit and the date the access person submits the report.

Generally, the holdings reporting requirement can be met with duplicate account statements provided the required information outlined above is included. IF an employee needs to report a non-public investment, not held or custodied by a broker-dealer, they should ensure the report contains the information listed above.

•	AAM’s Code of Ethics requires all employees to submit, not less than quarterly, a report of personal securities transactions no later than 30 days after the close of the calendar quarter in which the transaction takes place. Reports must contain transaction date, security name, ticker symbol or cusip number, interest rate and maturity date, number of shares, principal amount of transaction, nature of transaction (purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected and the date the employee submits the report.

Generally, the transaction reporting requirement may be met by the duplicate statements that employees are required to direct to AAM’s Compliance Officer. Additionally, AAM requires all employees to receive written pre-clearance for personal security transactions. In the event an account statement was not available within 30 days of the calendar quarter end, AAM will require employees to obtain and provide another record of transactions, such as a printout from web-based account access.

•	In addition to the above quarterly transaction reporting requirement, AAM requires all employees to seek and receive pre-trade approval from the Compliance Officer on all employee transactions in individual equity and fixed income securities, except direct obligations of the U.S. Government, Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements. The Pre-Clearance Form may be obtained from the Compliance Officer.

•	No later than the day following the execution of a personal securities transaction, the employee effecting the transaction will notify the Compliance Officer of the price, quantity and broker/dealer effecting the employee transaction.

•	All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, or shares issued by registered unaffiliated open-end investment companies.

•	The Compliance Officer will review all employees’ reports of personal securities transactions for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, among other things.

•	All employees will be required to obtain approval prior to the opening of new brokerage accounts.

•	Materials submitted by the Compliance Officer for their own personal securities accounts will be delegated to another employee of the firm for review.

Prohibited Transactions

•	Employees are prohibited from participating in an Initial Public Offering.

•	Purchase of securities in private placements requires prior approval of the Compliance Officer or the President of AAM.

•	Employees may not purchase or sell a security being purchased or sold in the Fund or separate accounts within 15 days before and after a Fund or separate account trade occurs.

•	Employees and affiliated persons may not buy securities directly from, or sell securities to, the Auxier Focus Fund or other managed accounts at AAM.

•	Manager of the Auxier Focus Fund (Jeff Auxier) is prohibited from redeeming shares of the Auxier Focus Fund while serving as the Investment Adviser of the Fund.

Employees are encouraged to ask the President, Jeff Auxier or the Compliance Officer if they have questions regarding possible conflicts with customer transactions.

Social Media

In general, AAM and its employees will not utilize social media for business purposes. An exception to this prohibition will be for the listing of "business card" content on social media sites such as LinkedIn. Interactive content, or content that might be deemed advertising is prohibited.

Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our firm, employees or any work-related matters, whether confidential or not, outside company-authorized communications. Employees are required to protect the privacy of AAM, its clients and employees, and are prohibited from disclosing personal employee and non-employee information and any other proprietary and nonpublic information to which employees have access. Such information includes but is not limited to customer information, trade secrets, financial information and strategic business plans. Additionally, employees cannot link from a personal blog or social networking site to AAM’s website.

Outside Business Activities

Employees are prohibited from engaging in outside business activities that may interfere with their duties with the firm or create conflicts of interest. Outside business activity includes any business enterprise, whether for compensation or not, that is outside the scope of the employee’s duties to the firm. These activities include, but are not limited to, providing investment advisory or financial services, acting as a proprietor, partner, officer, director, trustee, consultant, employee, agent or having any financial interest in another business or organization. Outside business activity also includes non-compensated positions where an employee is acting in a fiduciary capacity (e.g., treasurer, power of attorney, charitable trust officer or director of a non-profit company).

Before engaging in any outside business activity, employees are required to notify the firm’s Compliance Officer in writing of the outside business activity and receive written approval from the Compliance Officer for the outside business activity. Failure to obtain written approval from the Compliance Officer before engaging in an outside business activity could result in disciplinary action.

Procedure

AAM has adopted procedures to implement the firm's policy on personal securities transactions and our Code of Ethics and monitors to ensure the firm's policies are observed, implemented properly and amended, as appropriate, which include the following:

•	The Compliance Officer distributes a current Code of Ethics to all employees annually and to all new employees upon hire.

•	Each employee must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually thereafter by returning a signed acknowledgement/certification form to the Compliance Officer.

•	The Compliance Officer, with other designated staff, annually reviews the firm's Code of Ethics and updates the Code of Ethics as may be appropriate.

•	The Compliance Officer periodically reviews employee’s personal transactions/holdings reports, and documents that review by dating and initialing.

•	Employees will be required to submit an outside business activity form and receive approval from the Compliance Officer prior to engaging in an activity. The Compliance Officer can provide a copy of that form.

•	The Compliance Officer retains, for a period of not less than 5 years, in an easily accessible place, relevant Code of Ethics records including, but not limited to: Code of Ethics, as amended from time to time; acknowledgement/certification forms; initial and annual holdings reports; reports of personal securities transactions; violations and sanctions (if any); a record of all persons who are, or were, required to make reports under the Code, or who are, or were, responsible for reviewing such reports; and copies of reports provided to a Fund’s Board regarding AAM’s Code of Ethics.

•	The firm provides initial and periodic education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics.

•	The firm's Form ADV Part II is amended and periodically reviewed by the Compliance Officer to appropriately disclose a summary of the firm's Code of Ethics.

•	The Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.

Political Contributions / Pay-to-Play

The SEC adopted "Pay-to-Play" rules, including the new anti-fraud Political Contributions by Certain Investment Advisers Rule (Rule 206(4)-5) under the Advisers Act (SEC Release No. IA-3043). The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments.

The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act (hereafter, the "adviser"), which manage or seek to manage private investment funds in which government and governmental plans invest.

Currently, AAM does not manage, nor are we actively seeking to manage, private funds in which government / government plans invest. We have adopted procedures for tracking and required record keeping should this change.